Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Form S-8 pertaining to the Second Amended and Restated Saga Communications, Inc. 2005 Incentive Compensation Plan, as amended, of our reports dated March 13, 2020, with respect to the consolidated financial statements and schedule of Saga Communications, Inc. and the effectiveness of internal control over financial reporting of Saga Communications, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ UHY LLP

Farmington Hills, Michigan

May 20, 2020